INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Dollar Tree Stores, Inc.:


We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-92812, 33-92814, 33-92816 and 333-38735) and in the post-effective amendment of Form S-8 to the registration statement on Form S-4 (No. 333-61139) of Dollar Tree Stores, Inc. of our report dated January 20, 1999 relating to the consolidated balance sheets of Dollar Tree Stores, Inc. and subsidiaries as of December 31, 1997 and 1998 and the related consolidated income statements and statements of shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998 which report appears herein.


/s/ KPMG LLP


Norfolk, Virginia
March 25, 1999